NSAR Item 77M:

Putnam Balanced Fund and Putnam Balanced Retirement Fund merged into The George Putnam Fund of Boston.

1.)	Funds merged into The George Putnam Fund of Boston on
9/23/02.
2.)	Trustees approved theses mergers on 4/12/02.
3.)	Shareholders approved these mergers on 9/12/02.
4.)	The N-14 for the The George Putnam Fund of Boston was
filed on 9/25/02.
5.)	The N-8f filings for Putnam Balanced Fund and Putnam
Balanced Retirement Fund were on 9/27/02.

The George Putnam Fund of Boston - 001



Acquisition of Putnam Balanced Fund and Putnam Balanced
Retirement Fund

On September 23, 2002, the fund issued the following shares to acquire the net assets of Putnam Balanced Fund and Putnam
Balanced Retirement Fund in a tax-free exchange approved by the shareholders.

						Shares Issued		Shares
Exchanged
Putnam Balanced Fund
	Class A					5,510,707		9,462,721
	Class B					1,154,490		1,970,031
	Class C					   206,343
353,307
	Class M					     49,611
84,332
	Class Y					1,599,557		2,752,898

Putnam Balanced Retirement Fund
	Class A					36,618,830
	55,745,386
	Class B					 14,223,453
	21,678,937
	Class C					  1,118,461
1,705,371
	Class M					  1,163,340
1,766,568
	Class Y					     295,174
450,232

The net assets of the fund, Putnam Balanced Fund and Putnam Balanced Retirement Fund on September 20, 2002, valuation date, were $4,894,295,298, $121,187,782 and $758,557,493, respectively. On September 20, 2002, Putnam Balanced Fund had unrealized depreciation of $6,934,989 and Putnam Balanced Retirement Fund had unrealized depreciation of $31,608,849, respectively. The aggregate net assets of the fund immediately following the acquisition were $5,774,040,573.